Sale and Purchase Agreement and Joint Escrow Instructions

Re:  Vacant Land, 413.22 acres, APN: 0517-251-05 San Bernardino County, CA  USA

Bruce D. Strachan and Elizabeth K. Strachan hereby agree to sell the above noted property to John Power or assignee on the following terms and conditions:

1.

Sales price of $8,000,000 or the spot price of 500,000 troy ounces* of silver, whichever is greater, payable as follows:

A.

Buyer shall deposit $10,000 in escrow on or before December 15, 2009.

B.

Buyer shall deposit an additional $90,000 into escrow on or before March 15, 2010.  Said deposit shall be deposited into escrow by bank wire from buyer and shall be released immediately to the sellers by escrow agent.  Buyer hereby authorizes and directs escrow agent to disburse said funds to seller.  Said $90,000 deposit is non-refundable, however, it shall be applied to the purchase price.

C.

Buyer shall deposit an additional $100,000 into escrow on or before July 15, 2011.  Said deposit shall be deposited into escrow by bank wire from buyer and shall be released immediately to the sellers by escrow agent.  Buyer hereby authorizes and directs escrow agent to disburse said funds to seller.  Said $100,000 deposit is non-refundable, however, it shall be applied to the purchase price.

D.

Buyer shall deposit an additional $1,800,000 plus closing costs by bank wire from buyer at close of escrow on or before July 15, 2012.

E.

Buyer shall execute and seller shall carry back a note secured by a first trust deed on subject property for the balance of the purchase price.  15 year amortization, 6% interest, annual payments, first payment due 12 months after close of escrow.  6% late charge if any installment payment is 15 days past due.

Recap:

December 15, 2009

$   10,000

March 15, 2010

$   90,000

July 15, 2011

$  100,000

July 15, 2012

$1,800,000 (plus closing costs)

Total Down Payment

$2,000,000 (plus closing costs)

Balance of purchase price:

Note and Trust Deed

Seller’s Initials /s/ BDS   EKS

Buyer’s Initials  /s/ JCP   Page 1 of 4

F.

*The spot price of silver shall be defined as the average of the daily London fixing, as published by the Wall Street Journal, during the calendar month preceding the close of escrow.

2.

Buyer shall have until March 15, 2010 as a period of due diligence.  During this time the geologists, permitting consultants, legal consultants, etc employed by the buyer shall be given access to the property to perform all necessary tests in accordance with fatal flaw analysis, permitting research and deposit verification.  During this due diligence period, the removal of any material not directly related to the aforementioned testing (fatal flaw analysis, permitting research and deposit verification) will not be permitted.  Any costs associated with the geologist’s work, permitting research, deposit verification, fatal flaw analysis, actual permitting of this property, legal consultations or any activity associated therein shall solely be the responsibility of the buyer and will not be assumed by, nor paid by, the sellers.  Buyer hereby agrees to indemnify and to hold harmless the sellers in the event of any injuries to the buyers, their agents, employees, contractors, subcontractors, etc which may occur on the subject property.  During this time the buyer may withdraw from escrow without penalty and the earnest money deposit shall be refunded minus any already incurred transaction fees or cancellation fees.  Buyer shall be solely responsible for any and all fees associated with the cancellation of escrow due to withdrawal.

3.

As consideration for entering into this agreement buyer shall provide the seller with legible copies of all documents which buyer obtains or procedures regarding this property during the escrow period (ie:  assay reports, geological reports, mining engineer reports, environmental reports, drill logs, maps, governmental reports, feasibility reports, historical reports, permit applications, permits, etc).  Copies of said documents shall be mailed by buyer to seller within 30 days of receipt or production of said documents.  Said documents shall be provided to seller at no charge to seller.

4.

All transaction costs shall be paid by buyer, including, but not limited to escrow fee, policy of title insurance, recording fees, Fedex charges, document preparation fees, natural hazard report, county documentary transfer tax, etc.

5.

Buyer shall retain the right to amend, and or change, vesting during escrow.

6.

Buyer hereby acknowledges that it may be the intent of the seller to effect a 1031 Tax Deferred Exchange, which shall not delay the closing or cause any additional expense to the buyer.  The seller’s rights under this agreement may be assigned to a qualified intermediary, for the purpose of completing such an exchange.  Buyer agrees to cooperate with the seller and a qualified intermediary to complete the exchange.

Seller’s Initials /s/ BDS   EKS

Buyer’s Initials  /s/ JCP   Page 2 of 4

7.

Proration of taxes shall be on the basis of the current taxes at close of escrow and no adjustments shall be made for any supplemental taxes due to reappraisal caused by the sale of this property.  Said supplemental taxes shall be the sole responsibility of the buyer.

8.

Buyer has been made aware of the following:

A.

One of the sellers, Bruce D. Stachan, is a retired, yet still licensed California Real Estate Broker.

B.

There exists a graduated scale royalty interest on any production from this property (3% - 7% depending upon the price of silver) at the time of production retained by Exxon-Mobil Corp.

9.

Escrow shall be cancelled automatically if any payment is not paid on or before the due date as listed in this document.

10.

Buyer and seller shall each execute separate escrow cancellation instructions for each payment due date.  Said cancellation instructions shall be used by escrow agent in the event that the buyer shall fail to make any of the payments which are enumerated in this proposal.

11.

Said cancellation instructions shall not be revoked unless said revocation is approved in writing by both buyer and seller.

12.

Any funds remaining in escrow shall be released to seller by escrow agent in the event of non-payment of the payment due on July 15, 2011 or July 15, 2012.

13.

Preliminary title report and title policy shall be issued by Chicago Title Company.

14.

Escrow agent shall be Chicago Title Company, Escrow Dept. 560 East Hospitality Dr. San Bernardino, CA  92408.  Phone (909) 390-3465.  Fax (909) 937-0905.

15.

This agreement shall be null and void and shall be automatically cancelled if escrow is not opened on or before December 15, 2009 with a deposit of $10,000.

We agree to sell APN: 0517-251-05 on the terms and conditions stated in this document.

/s/ Bruce D. Strachan

Dec 4, 2009

Bruce D. Strachan

Date

As Trustee of the Bruce and Elizabeth

Strachan Revocable Living Trust

Dated 7-25-09

Seller’s Initials /s/ BDS   EKS

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/s/ Elizabeth K. Strachan

Dec 4, 2009

Elizabeth K. Strachan

Date

As Trustee of the Bruce and Elizabeth

Strachan Revocable Living Trust

Dated 7-25-09

[address and phone number for Strachan intentionally omitted]

I agree to purchase APN:  0517-251-05 on the terms and conditions stated in this document.

/s/ John Power

12-7-09

John Power

Date

[address and phone number for Power intentionally omitted]

Seller’s Initials /s/ BDS   EKS

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